AMENDMENT TO
                               CUSTODIAN AGREEMENT


This Amendment to the Custodian Agreement is entered into this date by and between ICON Funds and Firstar Bank Milwaukee ("Firstar"), collectively, the "the parties."

On October 9, 1996, the parties entered into the Custodian Agreement (the "Agreement").

Pursuant to the mandate of Regulation S-P, the parties hereby agree to amend the Agreement by adding the following provision:

PRIVACY OF CONSUMER FINANCIAL INFORMATION. The policies and procedures of Meridian Investment Management Corporation and the ICON Funds prohibit the disclosure of nonpublic personal information related to customers and consumers of Meridian and/or the ICON Funds, other than pursuant to the exceptions enumerated in C.F.R. ss. 248.13 through C.F.R. ss. 248.15. The parties agree that to the extent they may possess or collect nonpubilc personal information related to customers and/or consumers of Meridian and/or the ICON Funds (as those terms are defined in Regulation S-P), they shall not disclose that information to nonaffiliated third-parties unless pursuant to an exception enumerated in Regulation S-P or pursuant to the express written or electronic consent of the consumer or customer. The parties further agree that they shall comply with Regulation S-P in all material respects, including the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to insure the security and confidentiality of customer records and information; to protect against any anticipated threats or hazards to the security or integrity of customer records or information; and to protect against authorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer. The parties agree that they shall restrict access to customer records and information to persons who have a need to know information contained therein.

On behalf of ICON Funds:

By: /s/ Craig T. Callahan
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Title:  President
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Date:
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For Firstar Bank Milwaukee:

By:  /s/ Michael R. McVoy
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Title:  Vice President
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Date:  01/04/01
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